Exhibit 10.8

Pliant Therapeutics

700 Saginaw Drive

Suite 150

Redwood City, CA 94063

Oct 7th, 2015

Bernard Coulie, MD, Ph.D.

BY EMAIL:

Grimdestraat 23

B-3000 Leuven

BELGIUM

Re: Employment Offer Pliant Therapeutics

Dear Bernard:

Pliant Therapeutics, Inc. (“Pliant” or the “Company”) is pleased to confirm its offer to employ you. Your effective date of hire as a regular, full time employee (the “Start Date”) will be based on securing an O visa on your behalf.

You will serve in the role of Chief Executive Officer. You will be responsible for building and leading the Company’s efforts and will report to the Company’s Board of Directors (the “Board”). Responsibilities are expected to include, but may not limited to, the following:

•

Work with the Board and senior management to formulate and communicate a compelling vision and strategic direction for the company; evaluate alternative strategies; identify competitive issues; capitalize on platform technology and develop and implement operating plans to achieve objectives;

•	Oversee all company activities to ensure Pliant meets its research, development, and financial milestones and all other objectives including clinical, regulatory, and business development;

•	Develop and maintain strategic partnerships with external companies, overseeing critical activities to ensure research and development commitments and related projects are fulfilled;

•	Serve as the primary spokesperson for company, establishing and communicating the company’s vision and image, and enhancing its visibility among potential partners;

•

Build additional organizational experience as needed within the management team. Work with the Board and the senior management team to manage uncertainty while maintaining an entrepreneurial environment;

•	Ensure that qualified research and development and managerial personnel are attracted and retained; manage performance by providing feedback, teaching and development opportunities;

Bernard Coulie, M.D. Ph.D.

Oct 7th, 2015

•	Represent Pliant in scientific conferences, presentations, industry and investment groups;

•	Build and maintain solid working relationships with our founders, scientific and clinical advisors, key opinion leaders and investors;

•	Foster an internal atmosphere that supports individual accountability, transparency, open communication and respect to enable employees to focus on the Company’s mission.

Your salary will be paid at the rate of $375,000 per year, less payroll deductions and withholdings. You will be paid semi-monthly in accordance with the Company’s usual payroll. It is expected that, when an annual bonus program is approved by the Board of Directors, you will be eligible for a target bonus of 35% of your annual salary, based upon the achievement of corporate and individual goals, as determined by the Board.

In addition, the Company will provide you with relocation assistance in the form of a sign-on bonus of $250,000. You will receive this payment during your first month of employment and it will be subject to customary deductions and withholdings as required by law. Should you resign from your employment for any reason, other than for death or disability, within 24 months after receiving this payment, you will be obligated to return the gross amount of the payment to the Company within 30 days after your last day of employment.

Pliant Therapeutics will reimburse you up to $20,000 annually for flights to/from San Francisco/Belgium.

You will be eligible for standard Company benefits as they become implemented, including but not limited to health care insurance, vacation, sick leave, holidays, 401(k), performance-based bonus program, and additional performance-based stock grants, subject to the terms and conditions of such plans. Until such time as a Company health care insurance plan is established, the Company will reimburse you for premiums you pay for continuing benefits. Details about these benefit plans will be provided when they are available for your review. The Company may change compensation and benefits from time to time in its discretion.

Subject to approval by the Board and after your “O” visa has been obtained under the Company’s equity incentive plan (the “Plan”), you will be issued a restricted stock grant for 2,759,780 shares of the Company’s Common Stock (the “Restricted Stock”) with a purchase price per share equal to the fair market value as determined by the Board as of the date of grant. The Restricted Stock will be subject to the terms and conditions of the Plan and your Restricted Stock agreement. Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, until either your restricted stock is fully vested or your employment ends, whichever occurs first.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement, which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations.

Bernard Coulie, M.D. Ph.D.

Oct 7th, 2015

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments. Your employment with the Company will be “at will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

Notwithstanding the foregoing, if the Company terminates your employment without Cause (as defined below), and other than for death or disability, then the Company will pay you severance (the “Severance”) in an amount equal to six (6) months of your base salary at the time of termination. Your eligibility to receive the Severance will be conditioned upon your (i) signing and not revoking a release of any and all claims, in a form prescribed by the Company (the “Release”), and (ii) continued compliance with all legal and contractual obligations to the Company. The Severance will be paid in a lump-sum, less deductions and withholdings, on the thirtieth (30th) day following your last day of employment, provided the Release has become effective. “Cause” for termination of your employment shall exist if the Board determines, in its reasonable, good faith judgment that you engaged in any of the following behavior: (i) any act of embezzlement, fraud, theft or misappropriation including without limitation with respect to any asset or property of the Company; (ii) gross negligence, willful misconduct or material neglect of duties or breach of fiduciary duty to the Company; (iii) material failure to use good faith efforts to satisfactorily perform your duties (which failure continues after you have been given notice by the Company) or to follow the reasonable and lawful directions of the Board; (iv) violation of federal or state securities laws as it relates to any of the Company’s securities; (v) material breach of an employment, consulting or other agreement with the Company that the Company and you have entered into or any personnel policy of which you have been made aware after notice and opportunity to cure if such breach is curable; or (vi) conviction of a felony, or any crime involving moral turpitude.

This offer is contingent upon satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

Bernard Coulie, M.D. Ph.D.

Oct 7th, 2015

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of Company.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to                      by close of business on October 7th, 2015, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Neil Exter
Neil Exter Chief Executive Officer, Pliant Therapeutics, Inc.

Accepted:

/s/ Bernard Coulie
Bernard Coulie, MD, Ph.D.

October 12, 2015
Date

Attachment: [Employee Confidential Information and Inventions Assignment Agreement]